UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 15, 2013
GMX RESOURCES INC.
(Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Benham Place
9400 North Broadway, Suite 600
Oklahoma City, Oklahoma 73114
(Address of principal executive offices and zip code)

(405) 600-0711
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously reported, on April 1, 2013, GMX Resources Inc. (the “Company”) filed a voluntary petition (In re: GMX Resources Inc., Debtor, Case No. 13-11456) for reorganization under chapter 11 of title 11 of the U.S. Code (the “Bankruptcy Code”) in the Bankruptcy Court for the Western District of Oklahoma (the “Bankruptcy Court”). Two of the Company’s subsidiaries, Diamond Blue Drilling Co. and Endeavor Pipeline Inc., also filed related petitions with the Bankruptcy Court (Case Nos. 13-11457 and 13-11458, respectively). The Company’s petition and its subsidiaries’ petitions are referred to herein collectively as the “Bankruptcy Case.”
On May 15, 2013, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) dated as of May 15, 2013, among GMXR Acquisition LLC (the “Purchaser”), GMX Resources Inc., each of the Company’s subsidiaries listed on the signature pages thereto (together with the Company, each a “Seller” and collectively the “Sellers”) and U.S. Bank National Association, exclusively in its capacity as Trustee and Collateral Agent (the “Trustee”) for the holders of the Company’s Senior Secured Notes Series A due 2017 and Senior Secured Notes Series B due 2017 (the “First Lien Lenders”). The Asset Purchase Agreement provides for the purchase of substantially all of the assets, properties, rights and interests, tangible or intangible, of the Sellers’ business (free and clear of all liens, except Permitted Liens, as defined therein) (the “Purchased Assets”) and the assumption of certain of the liabilities of the Sellers by the Purchaser, pursuant to sections 363 and 365 of the Bankruptcy Code.
The purchase price under the Asset Purchase Agreement is $338 million (which amount shall be payable in the form of a credit bid of the Company’s obligations owed to the First Lien Lenders, subject to adjustment pursuant to the Asset Purchase Agreement (the “Credit Bid Amount”)), together with the assumption of the Assumed Liabilities (as defined therein). There will be no adjustments to the purchase price due to any title defects or environmental defects of the Purchased Assets.
The Asset Purchase Agreement is subject to the approval by the Bankruptcy Court and the consideration by the Sellers and the Bankruptcy Court of higher or better competing bids for the Purchased Assets. Pursuant to the Asset Purchase Agreement, the Sellers have filed with the Bankruptcy Court a motion seeking entry of an order of the Bankruptcy Court that establishes the procedures for an auction process to solicit competing bids (the “Bidding Procedures Order”). From May 15, 2013 until the date that the auction contemplated by the Bidding Procedures Order is declared closed by the Sellers, the Sellers are permitted, in accordance with the Bidding Procedures Order, to cause their respective representatives and affiliates to initiate contact with, or solicit or encourage the submission of any inquiries, proposals or offers by, any person (in addition to Purchaser and its respective affiliates and representatives) with respect to any transaction (or series of transactions) involving the direct or indirect sale, transfer or other disposition of (i) all, or substantially all of, the Purchased Assets or (ii) portions of the Purchased Assets that constitute less than all or substantially all of the Purchased Assets, but only to the extent that the aggregate amount of the bids referred to in clauses (i) and (ii) either individually or, in the case of (ii), in the aggregate, exceed the Credit Bid Amount (unless otherwise consented to in writing by Purchaser, the Trustee and a majority of the First Lien Lenders), to a purchaser or purchasers other than Purchaser or effecting any other transaction the consummation of which would be substantially inconsistent with the transactions contemplated by the Asset Purchase Agreement to the extent that the Company determines in good faith that so doing is permitted or required by the Bidding Procedures Order (a “Competing Transaction”).
The Asset Purchase Agreement contains customary representations and warranties of the Sellers and the Purchaser, and certain pre-closing covenants including cooperation, access to records, notification of certain matters and conduct of business. The Asset Purchase Agreement is subject to customary conditions precedent to closing, including the approval by the Bankruptcy Court.
The Asset Purchase Agreement may be terminated (a) by the Purchaser, upon written notice to the Sellers, if the closing has not occurred by 5:00 pm New York time on September 13, 2013 (b) by the Sellers, upon written notice to Purchaser, if the closing has not occurred by 5:00 pm New York time on September 30, 2013, (c) by mutual written consent of the Sellers and Purchaser, (d) automatically, if a Competing Transaction is consummated, (e) by the Purchaser if the Bidding Procedures Order is not entered by June 15, 2013 or (f) under certain other circumstances, as specified in the Asset Purchase Agreement.

If the Purchased Assets were sold to the First Lien Lenders pursuant to the Asset Purchase Agreement at the Credit Bid Amount, the Company does not expect that any cash or other assets would be available for distribution to equity holders in connection with a plan or reorganization.

Certain of the First Lien Lenders making the credit bid under the Asset Purchase Agreement are also 5% beneficial owners of the Company’s common stock, including affiliates of Chatham Asset Management, LLC and GSO Capital Partners LP.

The description of the Asset Purchase Agreement in this Item 1.01 does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Asset Purchase Agreement, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein, and any order entered by the Bankruptcy Court.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits
Exhibit
Number        Description

10.1
Asset Purchase Agreement, among GMX Resources Inc., Diamond Blue Drilling Co., Endeavor Pipeline Inc., GMXR Acquisition LLC and U.S. Bank National Association, exclusively in its capacity as Trustee and Collateral Agent, dated as of May 15, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMX RESOURCES INC.

Date: May 21, 2013	By: Name: Title:	/s/ James A. Merrill James A. Merrill Chief Financial Officer

EXHIBIT INDEX
Exhibit
Number        Description

10.1
Asset Purchase Agreement, among GMX Resources Inc., Diamond Blue Drilling Co., Endeavor Pipeline Inc., GMXR Acquisition LLC and U.S. Bank National Association, exclusively in its capacity as Trustee and Collateral Agent, dated as of May 15, 2013.